Exhibit 99.1

OpenText Signs Definitive Agreement to Acquire
Dell EMC’s Enterprise Content Division, including Documentum

Acquisition Will Allow Customers to Accelerate Digital Transformation with a Fully Integrated Enterprise Information Management Portfolio including Deep Industry Solutions for Enterprise Content Management and Information Life Cycle Management

WATERLOO, ON - September 12, 2016 - Open Text Corporation (NASDAQ: OTEX) (TSX: OTC), a global leader in Enterprise Information Management (EIM), announced today that it has entered into a definitive agreement to acquire Dell EMC’s Enterprise Content Division (ECD), including Documentum. ECD offers a suite of leading Enterprise Content Management solutions with deep industry focus, including the Documentum™, InfoArchive™, and LEAP™ product families.
Under the terms of the agreement, the software, associated services, and employees of ECD will be integrated into OpenText. The acquisition is expected to deepen OpenText’s EIM offering with a substantial portfolio focused on Enterprise Content Management (ECM) and Information Life Cycle Management. With strong industry offerings, expertise and footprints in healthcare, life sciences, and public sector, plus additional capacity in financial services, energy, and engineering, OpenText will further strengthen its vertical offerings, customer base, managed services, and geographical coverage.
OpenText and Dell EMC also announced today their intention to negotiate and enter into a strategic commercial partnership to expand customer offerings and to better serve customer needs.
“We are at the beginning of the Digital revolution where extreme connectivity, automation, and computing are converging,” said OpenText CEO and CTO Mark J. Barrenechea. “This acquisition further strengthens OpenText as a leader in Enterprise Information Management, enabling customers to capture their Digital future and transform into information-based businesses. We are very excited about the opportunities which ECD and Documentum bring, and I look forward to welcoming our new customers, employees, and partners to OpenText.”

About the Transaction:

•	Purchase price of $1.62B(1)

•	Purchase price is 2.7 times ECD FY15 revenue of $599M

•	Targeting to onboard to the OpenText operating model within the first 12 months

•	Targeting to be immediately accretive to earnings

•	Expect the transaction to close within 90 to 120 days

•	Subject to regulatory approvals and customary closing conditions

Barclays acted as a financial advisor to OpenText and provided a $1.0 billion debt commitment in support of the transaction. Although the exact components of the permanent financing for the acquisition are yet to be determined, OpenText’s objective is to maintain a conservative capital structure, including preserving its current credit ratings. As such, the permanent financing may include elements of cash on hand, new borrowings under credit facilities, and newly issued equity. The acquisition is not subject to a financing condition.

Morgan Stanley & Co. LLC acted as exclusive financial advisor to Dell Technologies in connection with the transaction.

“ECD provides great value for customers, and we are pleased that this will be enhanced as part of OpenText,” said David Goulden, President, Dell EMC. “In determining the best long-term future for ECD, we wanted to create a business with a leading position in Enterprise Information Management. OpenText shares our vision for the transformation to digital business, our passion for the role of information in the digital world, and the breadth of capabilities to help our customers realize that vision. Importantly, OpenText also shares our commitment to deliver a world-class total customer experience. Today’s news is great for all stakeholders.”
Conference Call Information
The public is invited to listen to the OpenText conference call today at 9:00 a.m. ET (6:00 a.m. PT) by dialing 1-800-319-4610 (toll-free) or +1-604-638-5340 (international). Please dial-in 15 minutes ahead of time to ensure proper connection. Alternatively, a live webcast of the conference call will be available on the Investor Relations section of the Company's website at investors.opentext.com.
A replay of the call will be available beginning September 12, 2016 at 10:30 a.m. ET through 11:59 p.m. on September 26, 2016 and can be accessed by dialing 1-855-669-9658 (toll-free) or +1-604-674-8052 (international) and using passcode 0802 followed by the number sign.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

More information can be found in our presentation at investors.opentext.com.

About OpenText
OpenText is the largest independent software provider of Enterprise Information Management (EIM). For more information please visit www.opentext.com.

Cautionary Statement Regarding Forward-Looking Statements Certain statements in this press release, including statements regarding OpenText’s plans, objectives, expectations and intentions relating to the acquisition, the acquisition’s expected contribution to OpenText’s results, financing and closing of the acquisition, as well as the expected timing and benefits of the acquisition and preservation of credit ratings, may contain words considered forward-looking statements or information under applicable securities laws. These statements are based on OpenText's current expectations, estimates, forecasts and projections about the operating environment, economies and markets in which the company operates. These statements are subject to important assumptions, risks and uncertainties that are difficult to predict, and the actual outcome may be materially different. OpenText's assumptions, although considered reasonable by the company at the date of this press release, may prove to be inaccurate and consequently its actual results could differ materially from the expectations set out herein. For additional information with respect to risks and other factors, which could occur, see OpenText's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other securities filings with the SEC and other securities regulators. Unless otherwise required by applicable securities laws, OpenText disclaims any intention or obligations to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Copyright ©2016 Open Text. OpenText is a trademark or registered trademark of Open Text. The list of trademarks is not exhaustive of other trademarks. Registered trademarks, product names, company names, brands and service names mentioned herein are property of Open Text. All rights reserved. For more information, visit: http://www.opentext.com/who-we-are/copyright-information.

Notes:  (1) All dollar amounts in this press release are in US dollars unless otherwise indicated.

Further information:
Greg Secord
Vice President, Investor Relations
Open Text Corporation
San Mateo, CA: (415) 963-0825
gsecord@opentext.com

Kasey Holman
Vice President, Corporate Communications
Open Text Corporation
San Mateo, CA: (650) 302-4191
kholman@opentext.com